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                                                                   EXHIBIT 10.58
                         (WESTPOINT STEVENS LETTERHEAD)




                               November 23, 1999

PERSONAL AND CONFIDENTIAL

Mr. Morgan M. Schuessler
WestPoint Stevens Inc.
Post Office Box 71
West Point, Georgia 31833

Dear Mac:

         You have indicated that you would like to avoid the daily responsibilities associated with your present position as Executive Vice President and Chief Financial Officer of WestPoint Stevens Inc., and in response thereto, I have proposed the following arrangement with respect to your employment by the Company until your retirement date of August 7, 2000.

         1. Effective January 1, 2000, you will serve as a special advisor to the Chairman, reporting directly to me, however, you will no longer be an executive officer of the Company. As such, you will have no daily responsibilities but will be available, as needed, to assist me with special projects.

         2. You will continue with your office and secretary and you will be eligible for all your current benefits, although you will be changing your residency to the State of Florida.

         3. You will be paid $240,000 for your 7.23 months of employment in the year 2000 as your base salary, but you will not participate in the incentive bonus program and stock bonus program. In lieu thereof, you have been granted an option to purchase 50,000 shares of the Company's common stock which is fully vested and may be exercised at any time prior to the expiration of six months after your retirement on August 7, 2000.

         4. In recognition of your faithful service and many contributions to the Company and in further recognition of the mutual termination of your employment agreement the unvested portion of all of your earned stock bonus awards shall become fully vested and non forfeitable effective January 1, 2000.
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Morgan M. Schuessler
Page 2
November 23, 1999



         This letter agreement supersedes your employment agreement with the Company dated April 1, 1993 which is hereby terminated. You will enter into your retirement from the Company on August 7, 2000 and no other obligation shall exist between you or the Company.

         If this is agreeable to you, please so indicate by signing this letter below.


                                   Sincerely,

                               /s/ HOLCOMBE T. GREEN, JR.
                               --------------------------
                                   Holcombe T. Green, Jr.


/psb


Agreed:


/s/ MORGAN M. SCHUESSLER
------------------------
    Morgan M. Schuessler